ACQUISITION AGREEMENT RESCISSION


ACQUISITION AGREEMENT RESCISSION (RESCISSION), dated the 28th Day of January, 2000, by and between SONTECH, INC., a Nevada Corporation (hereinafter called "SONTECH"), and TRIUNIFIED HEALTH ENHANCEMENT SYSTEMS, INC., a Wyoming Corporation (Hereinafter called "TRIUNIFIED"), and the subsidiaries of TRIUNIFIED (Hereafter incorporated under "TRIUNIFIED").


                 ACQUISITION AGREEMENT - DATED APRIL 19,1999
                 -------------------------------------------

(The Acquisition Agreement is hereby incorporated as a part of this agreement as Exhibit "A")

                                 ACQUISITION
                                 ------------

     The Acquisition will comprise in general the conveyance by TRIUNIFIED to SONTECH of all of the assets, liabilities, and all the outstanding shares of TRIUNIFIED, the issuance by SONTECH to TRIUNIFIED of 5,000,000 shares of SONTECH's INVESTMENT common stock, as hereinafter set forth, and the subsequent dissolution of TRIUNIFIED with the concomitant distribution of SONTECH shares to TRIUNIFIED stockholders. TRIUNIFIED proposes to sell its' assets and liabilities, and all its outstanding shares for 5,000,000 shares of SONTECH $0.001 (one tenth cent) par value Investment common stock. TRIUNIFIED will then effect a distribution of the SONTECH shares to its shareholders in exchange for their TRIUNIFIED stock through the Escrow Holder Merit Transfer Company. The Acquisition will then be completed by SONTECH, and TRIUNIFIED will complete the distribution of the SONTECH shares to its' shareholders, wind up business, and dissolve. Said shares when issued to be Restricted and issued for investment purposes only, and may be sold only in compliance with Regulation D, Rule 144 of the Securities and Exchange Act of 1933 ), as amended. The shareholders of TRIUNIFIED would then own investment stock of SONTECH. SONTECH will change it's name to "TRIUNIFIED HEALTH ENHANCEMENT SYSTEMS, INC.", as required under the Acquisition.

                                  Rescission
                                 -----------

     In order to rescind the foregoing Acquisition (Exhibit "A") and in consideration of the promises and of the representations and undertakings herein set forth, the parties agree as follows:

       1. The Acquisition Agreement is hereby rescinded by mutual agreement of all parties herein, and by resolutions of the Board of Directors of SONTECH and TRIUNIFIED to be submitted to the Shareholders for their ratification of the rescission.

       2. Any and all properties received by SONTECH under the Acquisition Agreement are hereby returned to TRIUNIFIED and hereby acknowledged by TRIUNIFIED as received, and SONTECH waives any claim thereon.

       3. Any and all properties received by TRIUNIFIED will be returned to SONTECH on or before 30 days.

       4. Any Shares of SONTECH issued to TRIUNIFIED Shareholders and Investors will be exchanged for TRIUNIFIED Shares, and canceled on the Transfer records of SONTECH.

       5. The subsidiaries of TRIUNIFIED were never conveyed to SONTECH as part of the Assets to be acquired under the Acquisition Agreement, therefore no reconveyance is required from SONTECH to TRIUNIFIED.

       6. Paragraph 24 of the Acquisition Agreement is hereby amended to read as follows, to relieve both parties from imposing any liabilities upon the other as a result of the failure and recission of the Acquisition:

            24. At any time prior to the completion of the Acquisition Agreement, any of the parties hereto may withdraw from the Acquisition Agreement. Notice of such withdrawal, can be verbal or written and shall be served upon the other parties to the contract: and in the event any party exercises its option to withdraw as set forth herein, it is mutually agreed that neither of the parties shall seek to impose any liability upon the other as a result of the failure of the Acquisition. Each party will bear its own costs and damages which may result from a failure of the Acquisition for any reason whatsoever.

            25. This Acquisition Agreement Rescission has been signed by the officers of the respective parties, and is subject to approval of the respective Boards of Directors. Such approval shall be by formal resolution, copies of which shall be exchanged by the parties as soon as such approval is received. The Rescission is also expressly made subject to compliance with federal and state laws.

     IN WITNESS WHEREOF, the parties hereto executed this Acquisition Agreement Rescission on the day and year first written above.


SONTECH, INC.
a Nevada Corporation


by/s/ David H. Timms
President


TRIUNIFIED HEALTH ENHANCEMENT SYSTEMS, INC.
a Wyoming Corporation
Subsidiaries of TRIUNIFIED HEALTHY ENHANCEMENT SYSTEMS, INC.

by/s/ Tariq Faridi
President